Exhibit 99.1

Postal Realty Trust, Inc. Provides Fourth Quarter and Full Year 2024 Update

- Executed New Leases with 3% Annual Rent Escalations & Ten-Year Term -

- Acquired 197 Properties for $91 Million in 2024 -

- Full Year 2024 Weighted Average Capitalization Rate of 7.6% -

CEDARHURST, N.Y., January 13, 2025 (GLOBE NEWSWIRE)-- Postal Realty Trust, Inc. (NYSE: PSTL) (the “Company”), an internally managed real estate investment trust that owns and manages over 2,000 postal properties leased primarily to the United States Postal Service (the “USPS”), ranging from last-mile post offices to industrial facilities, provided an update on its acquisitions, re-leasing and capital markets activity for the fourth quarter of 2024. The Company also provided an update on its portfolio, balance sheet and fully diluted shares outstanding at year-end as well as on its acquisitions for the full year of 2024.

For the full year 2024, the Company acquired 197 properties leased to the USPS for approximately $91 million, excluding closing costs. These properties comprise approximately 571,000 net leasable interior square feet and had a weighted average rental rate of $13.61 per leasable square foot. These acquisitions were completed at a weighted average capitalization rate of approximately 7.6%.

The Company continued to make significant progress signing new leases with the USPS. As of December 31, 2024, the Company received 88 fully executed new leases from the USPS representing 85% of the aggregate 2023 expired rent and 118 fully executed new leases from the USPS representing 95% of the aggregate 2024 expired rent. 9% of leases within the portfolio were ten-year leases and 27% benefitted from annual rent escalations based on rents in place from leases received as of December 31, 2024.

“Despite recent headlines regarding the Postal Service, our business has and continues to perform, maintaining a 99% retention rate with the USPS over the past 10+ years through multiple administrations and USPS organizational changes,” stated Andrew Spodek, Chief Executive Officer. “We have received almost the entirety of the outstanding 2023 & 2024 leases and production is underway on the 2025 expirations. These new leases contain 3% annual rent escalations and include a mix of five and ten-year term. Our progress on the leasing front underscores the Postal Service’s commitment to this crucial logistics network and our portfolio of mission-critical postal properties.”

Fourth Quarter & Year-End 2024 Update

For the fourth quarter of 2024, the Company acquired 63 properties leased to the USPS for approximately $30.7 million, excluding closing costs, comprising approximately 176,000 net leasable interior square feet. These acquisitions were completed at a weighted average capitalization rate of approximately 7.5%.

The Company’s owned portfolio was 99.6% occupied with 1,703 properties across 49 states and one territory with approximately 6.4 million net leasable interior square feet and a weighted average rental rate of $10.60 per occupied leasable square foot based on rents in place as of December 31, 2024. The weighted average rental rate consisted of $12.81 per occupied leasable square foot on last-mile and flex properties, and $3.83 on industrial properties.

In November 2024, the Company drew $10.0 million on the term loan maturing in February 2028. In connection with the draw, the Company entered into an interest rate swap that effectively fixed the interest rate through February 2028 at a current rate of 5.55%. The proceeds from the draw were used to repay the outstanding balance on the revolving credit facility.

At the end of 2024, 95% of the Company’s debt outstanding was set to fixed rates and $136 million of the Company’s senior unsecured revolving credit facility was undrawn. The weighted average interest rate of the Company’s total debt outstanding was 4.35%.

During the quarter, the Company issued through its at-the-market offering program 185,445 shares of common stock at an average gross sales price of $14.57 per share. In addition, the Company issued 171,414 common units in its operating partnership as part of the consideration for property acquired during the quarter.

As of December 31, 2024, there were 29,924,517 fully diluted shares outstanding (including securities convertible into shares of Class A common stock such as common units and long-term incentive units in the Company’s operating partnership and restricted stock units) and the weighted average fully diluted share count for the fourth quarter of 2024 was 29,860,647 shares.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns and manages over 2,000 postal properties leased primarily to the USPS.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements.” Forward-looking statements include statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s anticipated growth and acquisition activity, are based on the Company’s current expectations and assumptions regarding capital market conditions, its acquisition pipeline, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS and the Company’s other tenants, competitive, financial market and regulatory conditions, disruption in market, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s most recent filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact:

Investor Relations and Media Relations

Email: Investorrelations@postalrealtytrust.com

Phone: (516) 232-8900